Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2013, by and between Great China Mania Holdings, Inc., a Florida corporation (“Seller”), and Amanda Anderson, an individual resident of Hong Kong (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the definitions assigned thereto in Section 10 below.

R E C I T A L S

WHEREAS, Buyer desires to acquire certain assets and business operations owned by Seller, and Seller is willing to sell such assets and business operations to Buyer, on the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.	TRANSFERRED ASSETS; PURCHASE PRICE.

1.1.
Transferred Assets.  The Transferred Assets shall consist of one hundred percent (100%) of the operations of Great China Games Ltd. (the “Business”).  The Business is a wholly-owned subsidiary of the Seller.  Subject to the provisions of Section 1.2 below, on the Closing Date (as hereinafter defined) and effective as of the Possession Date, Buyer agrees to acquire, and Seller agrees to convey, transfer and deliver to Buyer, one hundred (100%) of the Business, but not including cash, accounts receivable or accounts payable (the “Transferred Assets”).  The Transferred Assets include, but are not limited to the items described on Schedule 1 attached hereto (described more fully below in Section 3).  In addition, Schedule 1 stipulates items, if any, that are not included in the Transferred Assets.  The Transferred Assets will be free and clear of all Encumbrances, except as expressly set forth in this Section 1.1 or Schedule 1.

1.2.
Liabilities and Obligations.  Buyer shall be obligated to assume, and shall be deemed to have assumed, all of the liabilities and obligations related to the Business or otherwise, except for the Contracts, if any, that are expressly listed on Schedule 2 attached hereto.

1.3.
Purchase Price.  In consideration for the transfer of the Transferred Assets, at the Closing, Buyer shall deliver to Seller three million (3,000,000) shares of the Seller’s common stock, which are to be cancelled by the Seller and assume the liabilities of the Business (the “Purchase Price”).

2.	CLOSING.

2.1.	Closing and Possession.

2.1.1.
Closing Date.  Subject to the satisfaction of the conditions set forth herein, the transaction which is the subject of this Agreement shall be closed on April ___, 2013 (the “Closing” and/or “Closing Date”) or as soon as practicable as agreed upon by the Buyer and Seller.

2.1.2.
Possession Date.  Actual possession by Buyer, and transfer of title and risk of loss of the Transferred Assets, shall be deemed to occur effective as of 12:01 a.m. on April ___, 2013 (the “Possession Date”).

1

2.2.	Deliveries by Seller. At the Closing, Seller shall deliver the following:

2.2.1.
A Bill of Sale and Assignment in the form attached hereto as Exhibit A (the “Bill of Sale”), executed by Seller, transferring all of the Transferred Assets to Buyer, free and clear of Encumbrances except as described in Section 1.1 or Schedule 1.

2.2.2.
Such other documents, including certificates and third-party consents or releases, as may be required hereunder or as reasonably requested by Buyer to complete the transactions contemplated in this Agreement.

2.3.	Deliveries by Buyer. At the Closing, Buyer will deliver the following:

2.3.1.	The Purchase Price, described in Section 1.3.2 above.

2.3.2.	Such other documents, including certificates, as may be required hereunder or as reasonably requested by Seller to complete the transactions contemplated in this Agreement.

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following are true, correct and complete as of the date of this Agreement:

3.1.
Authority.  Seller has all requisite right, power and authority to: (i) own its assets and to conduct the business operations of the Business as now being conducted; (ii) execute and deliver this Agreement and its related documents and perform its obligations hereunder and thereunder, and (iii) consummate the transactions contemplated in this Agreement.  There are no agreements, contracts or commitments to which either of the Seller or the Company is a party that would prohibit or restrict the transactions contemplated under this Agreement.  No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Seller’s execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein.  When executed and delivered by Seller, this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

3.2.
Ownership of Transferred Assets; Condition of Tangible Transferred Assets.  At Closing, Buyer shall acquire all of Seller’s right, title, and interest in the Transferred Assets, free and clear of Encumbrances, except as otherwise set forth in Section 1.1 or Schedule 1.  The Transferred Assets are in good condition and repair, subject to ordinary wear and tear, and are adequate and fit for the uses for which they are intended or being used.

3.3.
Transaction Not a Breach.  The execution and delivery of this Agreement and its related documents, the performance by Seller hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller or to the Transferred Assets, or (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other instruments of formation or organization of Seller.

3.4.
Listings and Other Data.  All receivable listings, customer lists and all other information, reports and data made available or provided to Buyer by Seller are true, correct, and accurate in all material respects as of the date provided or made available, as of the date of this Agreement.  Seller has no present knowledge of any intent of any current customer or vendor to modify or terminate any of its outstanding orders or contracts and Seller has received no notice to such effect.

3.5.	Taxes and Tax Returns. Seller has filed all Tax Returns relating to the Business that it is required to have filed, and such returns are true and correct in all material respects.

3.6.
Litigation; Compliance with Laws; Licenses and Permits.  There is no Proceeding pending or, to the knowledge of Seller, threatened against or involving Seller, the Business or the Transferred Assets, or the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and the Business are not being operated under or subject to any order, final non-appealable judgment, decree, license or injunction of any court, arbitrator or governmental authority.

3.7.
Absence of Adverse Changes.  There has been no material adverse change, or any event, condition or occurrence that is reasonably likely to result in a material adverse change, to the condition of the Transferred Assets or the business operations of the Business.

3.8.
Contracts.  Seller has made available or been willing to provide to Buyer true and complete copies of all all current customer contracts relating to the Business.  There are no material agreements relating to the Business, whether verbal or written, that have not been disclosed to Buyer.  All of the contracts are in full force and effect and are valid and enforceable according to their terms, and there are no material breaches or defaults thereunder, and no condition exists that would cause, whether by passage of time or otherwise, a breach or default thereunder.  Seller has not entered into any agreement or understanding, whether written or oral, that waives any of its respective rights under any of the Assumed Contracts.

3.9.
Environmental Issues.  In connection with the Business, Seller has not transported, stored, maintained, used, manufactured or released any hazardous material or other environmentally sensitive material or substance in violation of any applicable legal or regulatory requirement.

3.10.
Solvency.  Neither Seller nor the Business have been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to the Business or any of the Transferred Assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill its payment obligations in the ordinary course.  None of the above has been commenced or threatened against Seller or the Business.

3.11.
Brokers.  Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

3.12.
Disclosure.  No representation or warranty by Seller and no document furnished by Seller pursuant to this Agreement or otherwise in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

4.	BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that the following are true, correct and complete as of the date of this Agreement:

4.1.
Authority.  Buyer has all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform his obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts, or commitments to which Buyer is a party that would prohibit or restrict the transactions contemplated under this Agreement. No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Buyer’s execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by Buyer, this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

4.2.
Transaction Not a Breach.  The execution and delivery of this Agreement and its related documents, the performance by Buyer hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or (ii) conflict with or result in a material breach of any contract, agreement, or other instrument, obligation or understanding of any nature to which Buyer is a party or by which Buyer is bound or affected.

4.3.
Solvency.  Buyer has not been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to his assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill his payment obligations in the ordinary course.  None of the above has been commenced or threatened against Buyer.

4.4.
Brokers.  Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

5.	ADDITIONAL COVENANTS.

5.1.
Expenses.  Unless expressly stated otherwise herein, each of Buyer and Seller will bear their own respective costs and expenses incurred in connection with the preparation and execution of this Agreement and its related documents, and the consummation of the transactions contemplated herein, including without limitation all legal fees and expenses, and fees arising from accountants, tax and financial advisors.  Notwithstanding the foregoing, each of Buyer and Seller acknowledge and agrees as follows: (i) that the Seller has engaged Vincent & Rees to prepare documentation, including this Agreement, for the closing of the transactions contemplated herein; (ii) Vincent & Rees, and its attorneys and staff, do not represent Buyer, and Buyer is strongly recommended to, entitled to and has had an opportunity to obtain counsel regarding this transaction and the related documentation; (iii) Vincent & Rees, and its attorneys and staff have been engaged to prepare the documentation for this transaction only and have made no examinations or representations regarding the Business, the terms of this transaction, or any legal or practical issues related to the Business; (iv) Vincent & Rees is hereby indemnified from all future litigation and Buyer and Seller shall look to the other party exclusively to remedy any future disputes related to this transaction or these documents; (v) all parties have reviewed all the documents related to this transaction and understand the responsibilities and terms set forth herein; (vii) all parties have had opportunities to ask questions and receive all due diligence from the other party, and their counsel, regarding this transaction.

5.2.	Confidentiality.

5.2.1.
Each party agrees that it will (i) not disclose the other party’s Confidential Information to any third party; and (ii) protect all Confidential Information of the other party from unauthorized use, access, or disclosure in the same manner as it protects its own Confidential Information of a similar nature, and in no event with less than reasonable care.  Upon the disclosing party’s written request, the receiving party will promptly return any Confidential Information identified in the request to the disclosing party.  “Confidential Information” shall mean any information that is proprietary or non-public regarding any party, including without limitation, customer and vendor lists, business plans, network design and structure, and financial information.  Confidential Information shall include the terms of this Agreement.

5.2.2.
The foregoing restrictions will not apply to information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party or of any third party with a duty to keep such information confidential; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party.

5.3.
Publicity; Press Releases.  The parties agree to consult with each other in good faith concerning any public reports, statement, press releases or other publicity (“Publicity”) regarding this Agreement or the transactions hereunder, but in no case will either party disclose in connection with any such Publicity any financial aspect of the Agreement or the transactions hereunder (including without limitation the Purchase Price) without the other party’s prior written consent; provided, however that any party shall be entitled to give notices or provide information regarding this Agreement or the transactions to governmental or regulatory authorities, creditors, legal and financial advisors, and others as legally required; and further provided, that nothing in this section shall prohibit Buyer from issuing a press release or other Publicity indicating new ownership of the Company (excepting financial information, as set forth above).

5.4.
Business Name.  The parties agree to work together in good faith following the Closing to obtain the transfer of the business name to Buyer, including without limitation to execute and file any documents required by applicable rules and regulations.

6.	CONDITIONS PRECEDENT.

6.1.
Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Buyer in writing.

6.1.1.
Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in Section 3 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.1.2.
Compliance with Agreement.  Seller shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.1.3.	Authority; Third-Party Consents. All actions necessary to authorize the execution, delivery, and performance hereunder by Seller shall have been undertaken and completed. Any filings, registrations, notices, consents, releases and approvals required by Seller from any governmental entity or other third party for the performance of Seller’s obligations hereunder shall have been obtained.  To the extent that any of such consents or approvals for any Assumed Contract have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Seller and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Seller agrees in the meantime to facilitate Buyer’s receipt of the benefit of such Assumed Contracts and Buyer’s payment of any amounts due under the applicable Assumed Contracts until such consent or approval has been obtained.

6.1.4.
Reasonable Satisfaction.  The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Buyer and its counsel.

6.2.
Conditions Precedent to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Seller in writing.

6.2.1.
Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in Section 4 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.2.2.
Compliance with Agreement.  Buyer shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.2.3.
Authority; Third-Party Consents.  All actions necessary to authorize the execution, delivery, and performance hereunder by Seller shall have been undertaken and completed.  Any filings, registrations, notices, consents, releases and approvals required by Seller from any governmental entity or other third party for the performance of Seller’s obligations hereunder shall have been obtained.  To the extent that any of such consents or approvals for any Assumed Contract have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Seller and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Seller agrees in the meantime to facilitate Buyer’s receipt of the benefit of such Assumed Contracts and Buyer’s payment of any amounts due under the applicable Assumed Contracts until such consent or approval has been obtained.

6.2.4.
Reasonable Satisfaction.  The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Seller and its counsel.

7.	INDEMNIFICATION.

7.1.
Indemnification by Seller.  Seller shall defend, indemnify and hold harmless Buyer and each of Buyer’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and shall  reimburse the Buyer Indemnitees for, each and every Loss incurred by any Buyer Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Seller hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement or any related documents; (iii) any product liability or similar claim relating to business operations of the Business or sales by Seller prior to the Possession Date; or (iv) any debt, liability, or other obligation of Seller arising (or relating to the period) prior to the Possession Date, except for obligations (if any) assumed by Buyer hereunder or otherwise expressly accepted by Buyer in writing hereafter. Buyer shall be entitled to offset against any amount owed by Buyer to Seller under this Agreement or any related document, any amounts owed by Seller to Buyer under this Section 7.1. Furthermore, the Seller acknowledges that the Seller has engaged Vincent & Rees to prepare documentation, including this Agreement, for the closing of the transactions contemplated herein; Vincent & Rees, and its attorneys and staff, do not represent Buyer, and Buyer is entitled to and has had an opportunity to obtain counsel regarding this transaction and the related documentation; and, the Seller agrees to indemnify and hold harmless the Vincent & Rees Indemnitees from and against, and shall reimburse the Vincent & Rees Indemnitees for (i) any material inaccuracy in any representation or warranty of Buyer hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any related documents; (iii) any product liability or similar claim relating to business operations of the Business or sales by Buyer after the Possession Date; or (iv) any debt, liability, or other obligation of Buyer arising (or relating to the period) after the Possession Date.

7.2.
Indemnification by Buyer.  Buyer shall defend, indemnify and hold harmless Seller and each of Seller’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, each and every Loss incurred by any Seller Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Buyer hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any related documents; (iii) any product liability or similar claim relating to business operations of the Business or sales by Buyer after the Possession Date; or (iv) any debt, liability, or other obligation of Buyer arising (or relating to the period) after the Possession Date.  Furthermore, the Buyer acknowledges that the Seller has engaged Vincent & Rees to prepare documentation, including this Agreement, for the closing of the transactions contemplated herein; Vincent & Rees, and its attorneys and staff, do not represent Buyer, and Buyer is entitled to and has had an opportunity to obtain counsel regarding this transaction and the related documentation; and, the Buyer agrees to indemnify and hold harmless Vincent & Rees and each of Vincent & Rees’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Vincent & Rees Indemnitees”) from and against, (i) any material inaccuracy in any representation or warranty of Seller hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement or any related documents; (iii) any product liability or similar claim relating to business operations of the Business or sales by Seller prior to the Possession Date; or (iv) any debt, liability, or other obligation of Seller arising (or relating to the period) prior to the Possession Date, except for obligations (if any) assumed by Buyer hereunder or otherwise expressly accepted by Buyer in writing hereafter.

7.3.
Indemnification Procedure.  If any Proceeding shall be brought or asserted against a party entitled to indemnification (or any successor thereto) pursuant to Sections 7.1 or 7.2 (each, an “Indemnitee”) in respect of which indemnity may be sought under this Section 7 from an indemnifying party or any successor thereto (each, and “Indemnitor”), the Indemnitee shall give prompt written notice of such Proceeding to the Indemnitor.  The Indemnitor shall thereupon assume the defense thereof, including the engagement of legal counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable expenses associated therewith; provided, that any delay or failure to provide such notice to the Indemnitor shall relieve the Indemnitor of its indemnification obligations only to the extent, if at all, that it has been prejudiced by reason of such delay or failure.  The Indemnitee shall, reasonably and in good faith, assist and cooperate in the defense thereof.  Notwithstanding anything herein to the contrary, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any Proceeding or consent to the entry of judgment with respect thereto.

8.	MISCELLANEOUS.

8.1.
Notices.  Any notices from one party to another shall be deemed sufficiently given upon delivery (with the return receipt, the delivery receipt, or the affidavit of messenger), refusal by addressee or notice to the recipient from the Post Office that such notice is undeliverable, if such notice has been mailed by United States registered or certified mail, postage prepaid, or delivered by overnight courier addressed to:

If to Seller:

Great China Mania Holdings, Inc.
Flat 1902, 19/F
Kodak House 2
Java Road
North Point
Hong Kong

If to Buyer:

Amanda Anderson
2/F Flat A, Block E/1
Tai Yuen Villa
Ha Chuk Yuen Road
Yuen Long, N.T.
Hong Kong

or at such other address or addresses as such party may from time to time specify by notice in writing to the other, given in the manner provided in this Section.

8.2.
Waiver; Severability.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under any of this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

8.3.
Benefit and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns.  Except as expressly stated herein, this Agreement shall not confer any rights or remedies on any third party.

8.4.
Entire Agreement; Amendment.  The exhibits attached to this Agreement are incorporated herein by reference.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereto, supersedes all prior oral or written agreements, instruments and understandings with respect to such matters, and may be modified only by instruments signed by the parties.  This Agreement may not be amended or modified except by written agreement of the parties hereto.

8.5.
Survival.  All of the covenants of the parties shall survive the execution of this Agreement and the Closing, including without limitation the indemnification obligations of the parties.  All of the representations and warranties of the parties shall survive the execution of this Agreement and the Closing, regardless of the parties’ respective due diligence investigations and even if the other party knows or should have known of any misrepresentation or breach of any warranty at the time of Closing, for a period of one year following the Closing.

8.6.
Further Assurances.  Prior to, on, and after the Closing, each party shall execute, deliver and/or furnish to the other party, upon reasonable request, such further information or documents, and do such other acts and things, for the purpose of fulfilling the transactions contemplated hereunder.

8.7.
Attorneys’ Fees.  In the event that any party hereunder brings a Proceeding to enforce this Agreement, the party that prevails in such Proceeding shall be entitled to recover, in addition to all other amounts and relief that may be granted, its reasonable costs and attorneys’ fees incurred in connection with such Proceeding.

8.8.
Redressability.  In the event that any party hereunder brings a Proceeding regarding this Agreement, thirty (30) days prior to the initiation of the Proceeding, the party commencing the action will give written notice of grievances to the opposing party.  The opposing party will have the opportunity to redress the grievances within the thirty (30) days.

8.9.
Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10.
Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be construed and governed in accordance with the laws of the State of Florida, excluding the choice of law rules thereof.

8.11.
Headings; Interpretation.  The subject headings of Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.  This Agreement shall be interpreted as if all the parties had drafted it.

9.	DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms, and phrases shall have the following meanings when used in this Agreement.

“Agreement” means this Asset Purchase and Sale Agreement.

“Bill of Sale” has the meaning ascribed thereto in Section 2.2.2.

“Business” has the meaning ascribed thereto in Section 1.1.

“Buyer” means Amanda Anderson, a British Virgin Island company.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 7.1.

“Contracts” means the certain contracts relating to the Business that are not to be assumed by Buyer and are listed on Schedule 2 attached to the Agreement.
“Closing” and “Closing Date” have the meanings ascribed thereto in Section 2.1.

“Company” means China Valley Development Limited, a British Virgin Island company.

“Confidential Information” has the meaning ascribed thereto in Section 5.2.1.

“Encumbrance” means any encumbrance, security interest, mortgage, lien, pledge, claim, lease, right of first refusal, option, restrictive easement, charge or other restriction or third party rights.

“Indemnitee” has the meaning ascribed thereto in Section 7.3.

“Indemnitor” has the meaning ascribed thereto in Section 7.3.

“Knowledge” or “knowledge” (including the terms “knowing” and “knowingly”) will be deemed to be present with any party when the matter in question was brought to the attention of, or if due diligence had been exercised, would have been brought to the attention of the party, or any of its responsible employees.

“Loss” means any loss, damage, injury, harm, detriment, decline in value, liability, claim, demand, cost of any Proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs associated with avoiding any of the foregoing), and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Noncompetition Agreement” has the meaning ascribed thereto in Section 2.2.2.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, and any informal proceeding), prosecution, contest, hearing, inquiry, audit, examination, investigation, challenge, controversy or dispute commenced, brought or conducted or through any governmental authority, including the courts, or any arbitrator.

“Publicity” has the meaning ascribed thereto in Section 5.3.

“Purchase Price” has the meaning ascribed thereto in Section 1.3.

“Retained Liabilities” has the meaning ascribed thereto in Section 1.2.2.

“Seller Indemnitees” has the meaning ascribed thereto in Section 7.2.

“Seller” means Great China Mania Holdings, Inc., a Florida corporation.

“Taxes” means all taxes, charges, fees, levies, duties or other similar assessments, reassessments or liabilities.

“Tax Returns” mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

“Transferred Assets” has the meaning ascribed thereto in Section 1.1.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Asset Purchase and Sale Agreement effective as of the date first above written.

SELLER: Great China Mania Holdings, Inc.	BUYER: Amanda Anderson
________________________________________ Kwan Yin Roy Kwong, CEO and Director	________________________________________ Amanda Anderson, individually

LIST OF EXHIBITS

Schedule 1                             --           List of Transferred Assets
Schedule 2                             --           List of Contracts
Exhibit A                                --           Bill of Sale

Schedule 1

List of Transferred Assets

The “Transferred Assets” shall include, but are not limited to, the following:

(i)	One hundred percent (100%) of the operations of Great China Games Ltd.

Schedule 1

Schedule 2

List of Contracts not assumed by Buyer

Buyers shall assume all of the Contract related to the Business except for those listed below:

None.

Schedule 2

EXHIBIT A

Bill of Sale

A-1

 BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT is executed as of April 23, 2013, by Great China Mania Holdings, Inc., a Florida corporation (“Assignor”), in favor of Amanda Anderson, an individual resident of Hong Kong (“Assignee”), pursuant to that certain Asset Purchase and Sale Agreement of even date herewith between Assignor and Assignee (the “Asset Purchase Agreement”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

Assignor hereby assigns, grants, bargains, sells, conveys, transfers and sets over unto Assignee all of the Transferred Assets, not including cash or accounts receivable; accounts payable.

Assignor hereby warrants to Assignee and its successors and assigns that good any marketable title to the Transferred Assets is hereby conveyed to Assignee, free and clear of all Encumbrances except as set forth in the Asset Purchase Agreement, and Assignor agrees with Assignee and its successors and assigns that Assignor will warrant and forever defend such title so conveyed against all claims and contrary demands whatsoever.

Except as otherwise expressly set forth herein and in the Asset Purchase Agreement, Assignor makes no representation or warranty to Assignee regarding the Transferred Assets, express or implied, including without limitation any warranty of merchantability or fitness for a particular purpose.

IN WITNESS WHEREOF, Assignor has executed this Bill of Sale and Assignment as of the date first set forth above.

Great China Mania Holdings, Inc.

_________________________________________
Kwan Yin Roy Kwong, CEO and Director

A-2